UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 23, 2015
Date of Report (Date of earliest event reported)

3D TOTAL SOLUTIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	333-197477	36-4756901
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Danbury Road, Suite 508 Ridgefield, CT	06877
(Address of principal executive offices)	(Zip Code)

(203) 431-7794
Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Offi cers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of James Endee as Chief Executive Officer and Director

On November 23, 2015, James Endee resigned as Chief Executive Officer and Director of 3D Total Solutions Inc. (the “Company”) and agreed to terminate all agreements with the Company. Mr. Endee’s resignation with the Company was not due to any disagreements with the Company, its auditors or counsel. Mr. Endee agreed to remain with the Company in a yet to be determined role.

Appointment of Paul Fischer as Chief Executive Officer and Director

On November 23, 2015 Paul Fischer, was named Chief Executive Officer and Director of the Company. On such date, the Company entered into an agreement with Mr. Fischer for a term of two years, and agreed to issue Mr. Fischer the following shares of Common Stock of the Company with standard restrictive legend, provided CEO is then the Chief Executive Officer of the Company at such time:

• During the first year of the term of the Agreement: 100,000 shares of the Company's Common Stock with standard restrictive legend on each of: the execution of this Agreement, February 23, 2016, May 23, 2016, and August 23, 2016.

• 200,000 shares of the Company’s Common Stock with standard restrictive legend on the one year anniversary of the Agreement.

• During the second year of the term of the Agreement: 200,000 shares of the Company's Common Stock with standard restrictive legend on each of: February 23, 2017, May 23, 2017, and August 23, 2017.

• 300,000 shares of the Company’s Common Stock with standard restrictive legend on the second year anniversary of the Agreement.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description	Filed with this Current Report	Incorporated by reference
			Form	Filing Date	Exhibit No.
10.12	Agreement dated November 23, 2015 between 3D Total Solutions Inc. and Paul Fischer.	x

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3D Total Solutions Inc.

Date: November 25, 2015	/s/ Paul Fischer
Name: Paul Fischer
Title: President